FILED PURSUANT TO RULE 424(b)(3)
                                   PROSPECTUS
                           REGISTRATION NO. 333-115247
                           ---------------------------

                                 837,510 SHARES

                                  FINDWHAT.COM
                     5220 SUMMERLIN COMMONS BLVD., SUITE 500
                            FORT MYERS, FLORIDA 33907
                                 (239) 561-7229

                                  COMMON STOCK

                             ----------------------

     On March 22, 2004 we completed the acquisition of Comet Systems, Inc. in which we issued shares of our common stock to former shareholders of Comet Systems, Inc. As part of the acquisition, we agreed to register for resale by the selling stockholders the shares of common stock we issued in the acquisition. This prospectus relates to the resale from time to time of these shares of our common stock by the selling stockholders identified in this prospectus. This prospectus may be used only by the stockholders listed under the section entitled "selling stockholders" in this prospectus for their resale of up to 837,510 shares of our common stock, $0.001 par value. The common stock offered by this prospectus may be offered by the selling stockholders from time to time in transactions reported on the NASDAQ National Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. We will not receive any proceeds from the sale of the shares by the selling stockholders.


     Our shares are traded on the Nasdaq National Market under the symbol "FWHT." On June 1, 2004, the last reported sale of our common stock on the Nasdaq National Market was $23.50 per share.


     YOU SHOULD CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 BEFORE PURCHASING OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                 The date of this prospectus is June 2, 2004.

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT FINDWHAT.COM THAT IS NOT INCLUDED OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS DESCRIBED IN GREATER DETAIL IN THE SECTION OF THIS PROSPECTUS ENTITLED "WHERE YOU CAN FIND MORE INFORMATION." IN ADDITION, THE INFORMATION IS AVAILABLE WITHOUT CHARGE UPON A WRITTEN OR ORAL REQUEST TO FINDWHAT.COM, 5220 SUMMERLIN COMMONS BLVD., SUITE 500, FORT MYERS, FLORIDA 33907, ATTENTION:
INVESTOR RELATIONS, (239) 561-7229.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Table of Contents........................................................     2

Prospectus Summary.......................................................     3

Risk Factors.............................................................     4

Where You Can Find More Information......................................    13

Forward-Looking Statements...............................................    15

Use of Proceeds..........................................................    15

Selling Stockholders.....................................................    15

Plan of Distribution.....................................................    17

Experts..................................................................    18

Legal Matters............................................................    18



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





                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, along with the more detailed information and financial statements and the notes to the financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, before you decide whether to participate in this offering. When we refer in this prospectus to the "Company," "we," "us," and "our," we mean FindWhat.com, a Nevada corporation, together with our subsidiaries and their respective predecessors. This prospectus contains forward-looking statements and information relating to FindWhat.com. See "Forward Looking Statements" beginning on page 15.

     This prospectus covers the resale of 837,510 shares of the Company's common stock by:

o    idealab! Capital Partners II-A, LP;
o    idealab! Capital Principals Fund, LP;
o    idealab! Capital Partners II-B, LP;
o    Prospect Street NYC Discovery Fund, L.P.;
o    Prospect Street NYC Co-Investment Fund, L.P.;
o    James Rosen;
o    Thomas Schmitter;
o    Scripps Ventures, LLC;
o    Hudson Ventures;
o    Robert Lessin;
o    Robert H. Lessin Venture Capital L.L.C.;
o    Carlin Ventures;
o    Ronald O. Perelman;
o    Value Capital, L.P.;
o    PS Capital Ventures, L.P.
o    Advantage Capital New York Partners I, L.P.
o    RHL Ventures LLC; and
o    Daniel E. Sauerhaft.

     The shares of our common stock may be offered from time to time by the selling stockholders. We will pay all expenses of the registration. However, any brokers' or underwriters' fees or commissions will be paid by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

     The selling stockholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. However, we anticipate that the shares will be sold from time to time primarily in transactions on the NASDAQ National Market at the then current market price, although sales may also be made in negotiated transactions or otherwise. The selling stockholders and the brokers and dealers through whom the sale of the shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution" on page 17.


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                                  RISK FACTORS


BUSINESS RISKS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information contained in this prospectus, and any accompanying prospectus supplement, before deciding to invest in our common stock. These risks could have a material and adverse impact on our business, results of operations and financial condition. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

We desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The following factors have affected or could affect our actual results and could cause such results to differ materially from those expressed in any forward-looking statements we may make. Investors should consider carefully the following risks and speculative factors inherent in and affecting our business and an investment in our common stock. Factors that might cause such a difference include, but are not limited to, those discussed below.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
HISTORY.

         We launched the FindWhat.com Network in September 1999. In September 2002, we launched our private label service. In September 2003, we announced a license agreement with Mitsui & Co., Ltd. to launch a bid-for-position keyword targeted advertising service in Japan. On January 1, 2004, we acquired Miva Corporation, a leading supplier of e-commerce software and services to small and medium-sized businesses. On March 22, 2004, we acquired all of the outstanding stock of Comet Systems, Inc., a leading provider of connected desktop consumer software, based in New York, New York, pursuant to a merger of Comet with and into a wholly-owned subsidiary. Accordingly, we have a limited relevant operating history upon which an investor can make an evaluation of the likelihood of our success. An investor in our securities must consider the uncertainties, expenses and difficulties frequently encountered by companies such as ours that are in the early stages of development. An investor should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the problems, limited resources, expenses, risks and complications frequently encountered by similarly situated companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as e-commerce. To address these risks, we must, among other things:

     o   maintain and increase our client base;

     o   implement and successfully execute our business and marketing strategy;

     o   continue to develop and upgrade our technology;

     o   continually update and improve our service offerings and features;

     o   provide superior customer service;

     o   find and integrate strategic transactions;

     o   respond to industry and competitive developments; and

     o   attract, retain and motivate qualified personnel.

         We may not be successful in addressing these risks. If we are unable to do so, our business, prospects, financial condition and results of operations would be materially and adversely affected.

ONE OF FINDWHAT.COM NETWORK'S PRINCIPAL COMPETITORS MAY HAVE PATENT RIGHTS WHICH COULD PREVENT US FROM OPERATING THE FINDWHAT.COM SERVICES IN THEIR PRESENT FORM.

         One of FindWhat.com Network's principal competitors, Overture Services, Inc., purports to be the owner of U.S. Patent No. 6,269,361, which was issued on July 31, 2001 and is entitled "System and method for influencing a position on a search result list generated by a computer network search engine." Additionally, Overture Services has announced it acquired an issued patent that may apply to our current bid-for-position pay-per-click business model. Overture Services has advised us that they


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believe our current bid-for-position pay-per-click business model infringes their patents. However, we believe that it does not infringe any valid and enforceable claim of the patents. On January 17, 2002, we filed a complaint to challenge the `361 patent in the District Court for the Southern District of New York. Subsequently, Overture commenced litigation against us in the District Court for the Central District of California in Los Angeles, alleging that we are infringing the `361 patent. Our complaint has been transferred to the District Court for the Central District of California in Los Angeles. As a result, we have asserted our claims for declaratory judgment against Overture for invalidity, unenforceability, and non-infringement of the `361 patent in an answer we filed on March 25, 2003 in the California action, and simultaneously dismissed the transferred New York action without prejudice. This case is now pending before the District Court for the Central District of California in Los Angeles, and the litigation is ongoing. A trial is not expected before December 2004. In addition, on January 23, 2004, we were named as a third party defendant by Overture in an action between Lycos, Inc. and Overture Services, Inc., in District Court for the District of Massachusetts (CV 03-12012 RWZ). In its third-party complaint, Overture alleges that we infringe U. S. Patent 6,269,361, which is the same patent that is involved in the above-referenced litigation pending in the Central District of California.

         Our patent litigation with Overture Services may be time-consuming, expensive and result in the diversion of our time and attention. Accordingly, such patent litigation could negatively impact our business, even if we prevail. If it is determined that our bid-for-position business model infringes one or more valid and enforceable claims of the patents held by Overture Services, our business prospects, financial condition and results of operations could be materially and adversely affected because we could be subject to damages and forced to obtain a license from Overture Services or revise our business model. We can offer no assurance that a license would be available on acceptable terms or at all, or that we will be able to revise our business model economically, efficiently or at all.

WE FACE SUBSTANTIAL AND INCREASING COMPETITION IN THE MARKET FOR INTERNET-BASED MARKETING SERVICES.

         We may face increased pricing pressure for the sale of keyword-targeted advertisements, which could materially adversely affect our business, prospects, financial condition and results of operations. Our competitors may have or obtain certain intellectual property rights which may interfere or prevent the use of our bid-for-position business model. The market for Internet-based marketing services is relatively new, intensely competitive, and rapidly changing. Portals and search engines that offer keyword-targeted ads on their websites or within their search engines include Primedia's About.com, Yahoo!/Inktomi/Alta Vista/ FAST, AOL, Ask Jeeves's Ask.com/Direct Hit/Teoma, Google, Terra Lycos's Lycos/HotBot, MSN and InfoSpace's search properties (Excite/WebCrawler/MetaCrawler/Dogpile). Companies that provide primarily performance-based, keyword-targeted ads, and which seek to distribute those ads to a distribution network, include Yahoo!'s Overture, Google, Kanoodle, Value Click's Search 123, Enhance Interactive, and LookSmart. Our principal competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than we have.

         We are not aware of any other company with an offering exactly similar to our private label service, although Enhance Interactive offers a "Guaranteed Inclusion" program, primarily on behalf of InfoSpace's search properties, which allows advertisers to pay a flat fee to submit their sites to be included in InfoSpace's various search engines. In the future, other companies with greater financial, marketing and other resources may offer directly competing services.

         Our merchant services division competitors include: Yahoo! Stores and eBay stores. Other competitors include companies who have shopping cart products and a few hosting companies that have their own products: AIT and Alabanza os commerce (open source), Mercantec, Shopsite, Lagaarde, AbleCommerce and Cart32. Some of our principal competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than we have.

         Additionally, in pursuing strategic transactions we may compete with other companies with similar growth strategies, certain of which may be larger and have greater financial and other resources than we have. Competition for these acquisition targets likely also will result in increased


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


prices of acquisition targets and a diminished pool of companies available for acquisition.


         We have filed applications for several patents, any of which could be rejected, and have only a limited amount of other proprietary technology that would preclude or inhibit competitors from entering the keyword-targeted advertising market. Therefore, we must rely on the skill of our personnel and the quality of our client service. The costs to develop and provide e-commerce services are relatively low. Therefore, we expect that we continually will face additional competition from new entrants into our markets in the future, and we are subject to the risk that our employees may leave and may start competing businesses, notwithstanding non-competition agreements. The emergence of these enterprises could have a material adverse effect on our business, prospects, financial condition and the results of operations.

OUR BUSINESS IS DEPENDENT UPON OUR RELATIONSHIPS WITH OUR DISTRIBUTION PARTNERS.

         Our distribution partners are very important to our revenue and results of operations. Any adverse changes in our relationships with key distribution partners could have a material adverse impact on our revenue and results of operations. Our agreements with our distribution partners vary in duration and generally are not long-term agreements, and depending on the agreement with any one particular distribution partner, may be terminable upon the occurrence of certain events, including our failure to meet certain service levels, general breaches of agreement terms, and changes in control in certain circumstances. We may not be successful in renewing our existing distribution partnership agreements, or if they are renewed, any new agreement may not be on as favorable terms.

THE SUCCESS OF THE FINDWHAT.COM NETWORK IS DEPENDENT UPON OUR ABILITY TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH OUR ADVERTISERS.

         Our ability to generate revenue from the FindWhat.com Network is dependent upon our ability to attract new advertisers, maintain relationships with existing advertisers and generate traffic to our advertisers' websites. Our programs to attract advertisers include direct sales, agency sales, online promotions, referral agreements and participation in tradeshows. We attempt to maintain relationships with our advertisers through customer service and delivery of qualified traffic. If we are unable to attract additional advertisers to use our services or fail to maintain relationships with our current advertisers, it could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR AGREEMENT TO MERGE WITH ESPOTTING MEDIA INC. IS SUBJECT TO A NUMBER OF CONTINGENCIES AND THERE IS NO ASSURANCE THAT THE TRANSACTION WILL CLOSE.

         On February 9, 2004, we entered into an amended and restated merger agreement and related agreements to merge with Espotting Media Inc., a leading provider of performance based internet marketing services in Europe. Under the amended terms of the Espotting transaction, Espotting's stockholders will receive approximately 7.0 million shares of our common stock and approximately $20.0 million in cash, subject to a net asset value adjustment. Additionally, the agreement requires us to issue options and warrants to purchase approximately 800,000 shares of our common stock to Espotting's option and warrant holders. The Espotting transaction is subject to a number of conditions, including receiving approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the Espotting stockholders and the approval of the issuance of shares of our common stock pursuant to the merger by our stockholders; Nasdaq's approval of the listing application for our shares issued pursuant to the merger; approval of the FindWhat 2004 Stock Incentive Plan and the EMI Replacement Option Plan by our stockholders; agreement by each of us and Espotting on an estimated adjustment amount to the merger consideration; our having at least $20 million in cash on the closing date; the achievement by Espotting of certain monthly operating income targets prior to closing; and material accuracy, as of the closing date, of the representations and warranties made by the parties and material compliance by the parties with their respective obligations under the merger agreement. In the event the Espotting transaction is not consummated, it could have a material adverse effect on our financial condition, stock price, business, and prospects.

OUR AGREEMENT TO MERGE WITH ESPOTTING MEDIA INC. EXPOSES OUR BUSINESS TO SIGNIFICANT RISK.

         The following factors, among others, could have a material adverse effect on our stock price, business, prospects, financial condition, and results of operations given our potential merger with Espotting:

         o    risk that our merger with Espotting will not be consummated;

         o difficulties executing integration strategies or achieving planned synergies after a merger with Espotting;

         o risk that the Espotting transaction will be terminated, delayed, or not close when expected;

         o our or Espotting's failure to retain clients as a result of uncertainty regarding the merger agreement;

         o the risk that the conditions precedent to the parties' obligations to close under the Espotting agreement, as amended, will not be satisfied, including the receipt of stockholder and regulatory approvals;

         o the risk that our business and the business of Espotting will suffer as a result of uncertainty involving the merger;

         o the risk that the continuity of our or Espotting's operations will be disrupted if the merger does not close;

         o the risk that Espotting will require more cash than anticipated before closing;

         o    fluctuations in currency exchange rates; and

         o    fluctuations in the trading price and volume of our common stock.

WE PARTIALLY DEPEND ON THIRD PARTIES FOR CERTAIN SOFTWARE AND INTERNET SERVICES TO OPERATE OUR BUSINESS.

         We depend on third-party software to operate our services. Although we believe that several alternative sources for this software are available, any failure to obtain and maintain the rights to use such software would have a material adverse effect on our business, prospects, financial condition and results of operations. We are also dependent upon third parties to provide Internet services to allow us to connect to the Internet with sufficient capacity and bandwidth so that our business can function properly and our website can handle current and anticipated traffic. We currently have contracts with Sprint, Internap, and KMC Telecom for these services. Any restrictions or interruption in our connection to the Internet would have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR PRIVATE LABEL AGREEMENTS ARE SUBJECT TO A NUMBER OF CONTINGENCIES AND RISKS.

         We have agreements to provide our private label services with our private label partners. Generally, under the terms of the agreements, we provide the technology and expertise to our partners to launch keyword-targeted paid listings services. These transactions are subject to numerous contingencies and risks including:

         o the failure of our partners to successfully create and manage paid listings networks;

         o risk that development and implementation of the different versions of our technology will be delayed or not completed when expected;

         o risk that development, implementation and integration costs will be higher than anticipated;

         o the inability of our partners to leverage off their existing client base;

         o the failure of the paid listing services market to continue to grow;

         o    intense competition in the paid listing services market;

         o the potential of disagreements with our partners regarding their relationship with us;

         o the potential that implementation of our private label services violates intellectual property rights of third parties; and

         o    economic changes in the Internet industry generally.

WE RELY ON INTERNALLY DEVELOPED SYSTEMS WHICH MAY PUT US AT A COMPETITIVE DISADVANTAGE.

         We use internally developed systems for a portion of our keyword-targeted paid listing request processing software. We developed these systems primarily to increase the number of appropriate paid keyword-targeted ads for each related keyword request made on our network, for our private label partners and for customer service. A significant amount of manual effort may be required to update
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these systems if our competitors develop superior processing methods. This manual effort is time-consuming and costly and may place us at a competitive disadvantage when compared to competitors with more efficient systems. We intend to upgrade and expand our processing systems and to integrate newly-developed and purchased modules with our existing systems in order to improve the efficiency of our paid listing methods and support increased transaction volume, although we are unable to predict whether these upgrades will improve our competitive position when compared to our competitors.

OUR MANAGEMENT TEAM IS RELATIVELY NEW; MANY OF OUR EMPLOYEES HAVE RECENTLY JOINED US AND MUST BE INTEGRATED INTO OUR OPERATIONS.

         Some of our officers have no prior senior management experience in public companies. At March 31, 2004, we had 215 full time employees, including employees of our wholly-owned subsidiaries, 33 of whom have joined us within the last 5 months. Our new employees include a number of key managerial, technical, financial, marketing and operations personnel as of March 31, 2004 who have not yet been fully integrated into our operations, and we expect to add additional key personnel in the near future. Our failure to fully integrate our new employees into our operations could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING QUALIFIED, HIGHLY SKILLED PERSONNEL.

         We expect the expansion of our business to place a significant strain on our limited managerial, operational and financial resources. We will be required to expand our operational and financial systems significantly and to expand, train and manage our work force in order to manage the expansion of our operations, including expansion internationally. We will need to attract and retain highly qualified, technical personnel in order to maintain and update our products and services and meet our business objectives. Competition for such personnel is intense. We may not be successful in attracting and retaining such qualified technical personnel on a timely basis, on competitive terms, or at all. Our inability to attract and retain the necessary technical personnel would have a material adverse effect on our business, prospects, financial condition and results of operations.

CURRENT CAPACITY CONSTRAINTS MAY REQUIRE US TO EXPAND OUR NETWORK INFRASTRUCTURE AND CUSTOMER SUPPORT CAPABILITIES.

         Our ability to provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications systems in order to accommodate any significant increases in the numbers of advertisers using our services and the queries and paid click-throughs we receive. We believe that we will be required to expand our network infrastructure and customer support capabilities to support an anticipated expanded number of queries and paid click-throughs. Any expansion will require us to make significant upfront expenditures for servers, routers, computer equipment and additional Internet and intranet equipment, and to increase bandwidth for Internet connectivity. Any expansion or enhancement will need to be completed and integrated without system disruptions. Failure to expand our network infrastructure or customer service capabilities either internally or through third parties, if and when necessary, would materially adversely affect our business, prospects, financial condition and results of operations.

OUR BUSINESS IS PARTIALLY SUBJECT TO SEASONALITY, WHICH MAY IMPACT OUR GROWTH RATE.

         We have historically experienced, and expect to continue to experience, seasonal fluctuations in the number of click-throughs received by typical distribution partners within our FindWhat.com Network. We expect that the first and fourth quarters of each calendar year will realize more activity than the second and third quarters, due to increased overall Internet usage during the first and fourth quarters related to colder weather and holiday purchases.

OUR TECHNICAL SYSTEMS ARE VULNERABLE TO INTERRUPTION AND DAMAGE.

         A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of our network by unauthorized computer users and "hackers" and similar events. The occurrence of a

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

natural disaster, or unanticipated problems at our technical operations facilities could cause material interruptions or delays in our business, loss of data or render us unable to provide services to our customers. Failure to provide the data communications capacity we require, as a result of human error, natural disaster or other operational disruptions, could cause interruption in our services and websites. The occurrence of any or all of these events could materially adversely affect our business, prospects, financial condition and results of operations.

WE MAY BE UNABLE TO OBTAIN THE INTERNET DOMAIN NAMES THAT WE HOPE TO USE.

         The Internet domain name we are using for our paid keyword-targeted ad website is "FindWhat.com" and the Internet domain name we are using for our current merchant services business is "Miva.com." We believe that these domain names are an extremely important part of our business. We may desire, or it may be necessary in the future, to use other domain names in the United States and abroad. Governmental authorities in different countries may establish additional top-level domains, appoint additional domain-name registrars or modify the requirements for holding domain names. These new domains may allow combinations and similar domain names that may be confusingly similar to our own. Also, we may be unable to acquire or maintain relevant domain names in all countries in which we will conduct business. In addition, there are other substantially similar domain names that are registered by companies which may compete with us. There can be no assurance that potential users and advertisers will not confuse our domain name with other similar domain names. If that confusion occurs,

         o    we may lose business to a competitor; and

         o some users of our services may have negative experiences with other companies on their websites that those users erroneously associate with us.

WE MAY BE UNABLE TO PROMOTE AND MAINTAIN OUR BRANDS.

         We believe that establishing and maintaining the brand identities of our services is a critical aspect of attracting and expanding a large client base. Promotion and enhancement of our brands will depend largely on our success in continuing to provide high quality service. If businesses do not perceive our existing services to be of high-quality, or if we introduce new services or enter into new business ventures that are not favorably received by businesses, we will risk diluting our brand identities and decreasing their attractiveness to existing and potential customers.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT BE PROTECTABLE OR OF SIGNIFICANT VALUE IN THE FUTURE.

         We depend upon confidentiality agreements with specific employees, consultants and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us sufficient or complete protection, and others may independently develop know-how and services similar to ours, otherwise avoid its confidentiality agreements or produce patents and copyrights that would materially adversely affect our business, prospects, financial condition and results of operations.

         Legal standards relating to the validity, enforceability, and scope of the protection of certain intellectual property rights in Internet-related industries are uncertain and still evolving. The steps we take to protect our intellectual property rights may not be adequate to protect our future intellectual property. Third parties may also infringe or misappropriate any copyrights, trademarks, service marks, trade dress, and other proprietary rights we may have. Any such infringement or misappropriation could have a material adverse effect on our business, prospects, financial condition and results of operations.

         We own several domestic and foreign trade and service mark registrations related to our products or services, including U.S. Federal Registrations for FINDWHAT.COM(R) and Miva(R), and we have additional registrations pending. Additionally, we use and have common law rights in several other marks. If other companies also claim rights to use the marks we use in our business, we may be required to become involved in litigation or incur an additional expense. Effective service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet.

         The process and technology we use to operate our FindWhat.com Network is critical to the success of our business. In February 2000, we filed a patent application for our FindWhat.com Network

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

with the United States Patent and Trademark Office. Subsequently, we have filed additional patent applications covering additional services and the evolution of our business model. These applications are currently pending. Our patent applications may be rejected and we may be unable to prevent third parties from infringing on our proprietary rights. Further, one of the FindWhat.com Network's principal competitors has been granted a patent that may cover our business model and has acquired an issued patent that may be applicable to our business model. See "Our principal competitor may have patent rights which could prevent us from operating the FindWhat.com services in their present form."

         In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights, which may result in the dilution of the brand identity of our services. See "We may be unable to promote and maintain our brands."

         Our current and future business activities may infringe upon the proprietary rights of others, and third parties may assert infringement claims against us. Any such claims and resulting litigation could subject us from time to time to significant liability for damages, could result in the invalidation of our proprietary rights and have a material adverse effect on our business, prospects, financial condition and results of operations. Even if we were to prevail, such claims could be time-consuming, expensive to defend and could result in the diversion of our management's time and attention. In addition, this diversion of managerial resources could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE DEPEND ON THE EFFORTS OF OUR KEY PERSONNEL.

         Our success is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of Craig Pisaris-Henderson, our Chairman, Chief Executive Officer, and President, and Phillip Thune, our Chief Operating Officer and Chief Financial Officer. Currently, we do not have key person life insurance on Messrs. Pisaris-Henderson or Thune and may be unable to obtain such insurance in the near future due to high cost or other reasons. We believe that the loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE ADDITIONAL SHARES OF STOCK.

         We are authorized to issue up to 50,000,000 shares of common stock that may be issued by our board of directors for such consideration as they may consider sufficient without seeking stockholder approval. Additionally, at our 2004 annual meeting of stockholders, we are seeking stockholder approval of an amendment to our articles of incorporation that would increase the number of authorized shares of common stock to 200,000,000. The issuance of additional shares of common stock in the future will reduce the proportionate ownership and voting power of current stockholders.

         Our articles of incorporation also authorize us to issue up to 500,000 shares of preferred stock, the rights and preferences of which may be designated by our board of directors. These designations may be made without stockholder approval. The designation and issuance of preferred stock in the future could create additional securities that have dividend and liquidation preferences prior in right to the outstanding shares of common stock. These provisions could be used by our board to impede a non-negotiated change in control, even though such a transaction may be beneficial to holders of our securities.

WE DO NOT INTEND TO PAY FUTURE CASH DIVIDENDS.

         We have never paid cash dividends and currently do not anticipate paying cash dividends on our common stock at any time in the near future. We may never pay cash dividends or distributions on our common stock. The loan agreement we entered into as of February 19, 2004 restricts our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent on our financial condition, results of operations, capital requirements and any other factors that the board of directors decides are relevant.

THE MARKET PRICE OF OUR SECURITIES MAY BE VOLATILE.

         From time to time the market price of our common stock may experience significant volatility. Our quarterly results, failure to meet analysts' expectations, patents issued or not issued to us or our competitors, announcements by us or competitors regarding planned or failed mergers, acquisitions or dispositions, loss of existing clients, new procedures or technology, litigation, sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, changes in general conditions in the economy and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology and Internet companies. Frequently, these price and volume fluctuations have been unrelated to the operating performance of the affected companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. This type of litigation, regardless of the outcome, could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our business, prospects, financial condition and the results of operations.

SIGNIFICANT ADDITIONAL DILUTION WILL OCCUR IF OUTSTANDING OPTIONS AND WARRANTS ARE EXERCISED.

         As of March 31, 2004, we have outstanding stock options under our 1999 Stock Incentive Plan to purchase approximately 3,632,817 million shares of common stock at a weighted average exercise price of $5.79 and warrants to purchase approximately 282,500 shares of common stock at a weighted average exercise price of $3.40 per share. To the extent these options or warrants are exercised, our stockholders will experience further dilution. In addition, in the event that any future financing should be in the form of, be convertible into, or exchangeable for, equity securities, and upon the conversion or exchange of these securities, investors may experience additional dilution.

WE MAY NOT BE ABLE TO ADAPT AS THE INTERNET, ELECTRONIC COMMERCE, INTERNET ADVERTISING, AND CUSTOMER DEMANDS CONTINUE TO EVOLVE.

         We may not be able to adapt as the Internet, electronic commerce, Internet advertising and customer demands continue to evolve. Our failure to respond in a timely manner to changing market conditions or client requirements would have a material adverse effect on our business, prospects, financial condition and results of operations. The Internet e-commerce and the Internet advertising industry are characterized by:

         o    rapid technological change;

         o    changes in user and customer requirements and preferences;

         o frequent new product and service introductions embodying new technologies; and

         o the emergence of new industry standards and practices that could render proprietary technology and hardware and software infrastructure obsolete.

     Our success will depend, in part, on our ability to:

         o enhance and improve the responsiveness and functionality of our FindWhat.com Network, our private label service and our merchant services;

         o license, develop or acquire technologies useful in our business on a timely basis, enhance our existing services and develop new services and technology that address the increasingly sophisticated and varied needs of our prospective or current customers; and

         o respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

INTERNET SECURITY POSES RISKS TO OUR ENTIRE BUSINESS.

         The process of e-commerce aggregation by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of our clients, as well as our own confidential and proprietary information. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches or a misappropriation of proprietary information may have a material adverse effect on our business, prospects, financial condition and results of operations.

RECENT ACQUISITIONS MAY RESULT IN A DISRUPTION OF OUR EXISTING BUSINESS, DISTRACTION OF MANAGEMENT, AND DIVERSION OF OTHER RESOURCES.

         We recently acquired Miva Corporation, a leading supplier of e-commerce software and services to small and medium-sized businesses, and Comet Systems, Inc., a leading provider of connected desktop consumer software. The integrations of Miva and Comet are made more challenging because our historical business has focused on the paid search market and both Miva and Comet represent new business lines for us. These integrations may divert management time and resources from our main businesses. It is possible that these integration efforts will not be completed as planned, will take longer to complete or will be more costly than anticipated, any of which could have a material adverse effect on the operations of the combined entity.

OUR FUTURE SUCCESS WILL DEPEND ON CONTINUED GROWTH IN THE USE OF THE INTERNET.

         Our future success will depend substantially upon continued growth in the use of the Internet to support the sale of our advertising services and acceptance of e-commerce transactions on the Internet. As this is a new and rapidly evolving industry, the ultimate demand and market acceptance for Internet-related services is subject to a high level of uncertainty. Significant issues concerning the commercial use of the Internet and online service technologies, including security, reliability, cost, ease of use and quality of service remain unresolved and may inhibit the growth of Internet business solutions that utilize these technologies. In addition, the Internet or other online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. In the event that the use of the Internet and other online services does not continue to grow or grows more slowly than we expect, or the Internet does not become a commercially viable marketplace, our business, prospects, financial condition and results of operations would be materially adversely affected.

THE MARKET FOR OUR SERVICES IS UNCERTAIN AND IS STILL EVOLVING.

         Internet marketing and advertising, in general, and advertising through priority placement in keyword-targeted ads, in particular, are at early stages of development, are evolving rapidly and are characterized by an increasing number of market entrants. Our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as an effective medium of commerce by merchants and consumers. Rapid growth in the use of and interest in, the Internet, the Web and online services is a recent phenomenon, and may not continue on a lasting basis. In addition, customers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. The demand and market acceptance for recently introduced services is generally subject to a high level of uncertainty. Most potential advertisers have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. If this trend continues, the market for our existing services, which are dependent upon increased Internet advertising, may be adversely affected, which in turn will have a material adverse effect on our business, prospects, financial condition or results of operations.

WE WILL NEED TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE IN THE INTERNET SEARCH AND ADVERTISING INDUSTRIES.

         In order to remain competitive, we will be required continually to enhance and improve the functionality and features of our existing services, which could require us to invest significant capital. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology and systems. If we face material delays in introducing new services, products and enhancements, our users may forego the use of our services and select those of our competitors, in which event, our business, prospects, financial condition and results of operations could be materially adversely affected.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

         We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to e-commerce and businesses. Due to the increasing popularity and use of the Internet and other online services, federal, state and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet and other online services covering issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. The growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws and impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations or application of existing laws to the Internet generally or its industry may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition, and results of operations.

IMPLEMENTATION OF OUR FINDWHAT.COM NETWORK SERVICE OR OUR PRIVATE LABEL SERVICE FOR SOME CLIENTS MAY INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         In implementing our services, we utilize promotional material generated by our clients to promote websites. From time to time, third parties have alleged that the use of certain keywords in our services have infringed on their intellectual property rights. Although the terms and conditions of our services provide that our clients are responsible for infringement of intellectual property rights of others arising out of the use of keywords or content in their paid keyword ads and on their websites, our involvement in disputes regarding these claims could be time consuming, expensive to defend and could result in the diversion of our management's time and attention, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

WE CANNOT PREDICT OUR FUTURE CAPITAL NEEDS AND MAY NOT BE ABLE TO SECURE ADDITIONAL FINANCING.

         Although we have no material long-term commitments for capital expenditures, we anticipate an increase in capital expenditures consistent with anticipated growth of operations, infrastructure and personnel. We currently anticipate that our cash as of March 31, 2004, together with cash flows from operations, will be sufficient to meet the anticipated liquidity needs for working capital and capital expenditures over the next 12 months, including the cash to be used in our announced merger with Espotting. Additionally, as of February 19, 2004, we secured a $10 million revolving loan from a bank. In the future, we may seek additional capital through the issuance of debt or equity depending upon results of operations, market conditions or unforeseen opportunities. Our future liquidity and capital requirements will depend on numerous factors. The pace of expansion of our operations will affect our capital requirements. We may also have increased capital requirements in order to respond to competitive pressures. In addition, we may need additional capital to fund acquisitions of complementary products, technologies or businesses. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties and actual results could vary materially as a result of the factors described above. As we require additional capital resources, we may seek to sell additional equity or debt securities or obtain additional bank lines of credit. The sale of additional equity or convertible debt securities could result in additional dilution to existing stockholders. There can be no assurance that any financing arrangements will be available in amounts or on terms acceptable to us, if at all.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus. You should rely only on the information contained in this document or to documents that we have referred you to. We have not authorized anyone to provide you with any additional information.

     The following documents, which have been filed by us with the Securities and Exchange Commission (SEC file number 0-30428), are incorporated by reference into, and considered to be a part of, this prospectus:

     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on March 5, 2004; and


     o our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the Securities and Exchange Commission on May 7, 2004; and


     o our Registration Statement on Form S-4/A containing our joint proxy statement/prospectus filed in connection with the Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 22, 2004; and

     o our current report on Form 8-K dated and filed with the Commission on January 6, 2004; our current report on Form 8-K dated and filed with the Commission on January 9, 2004; our current report on Form 8-K dated February 9, 2004 and filed with the Commission on February 10, 2004; our current report on Form 8-K dated February 9, 2004 and filed with the Commission on February 10, 2004; our current report on Form 8-K dated and filed with the Commission on February 23, 2004; our current report on Form 8-K dated and filed with the Commission on March 23, 2004; our current report on Form 8-K dated March 22, 2004 and filed with the Commission on April 6, 2004; our current report on Form 8-K/A dated March 22, 2004 and filed with the Commission on April 9, 2004; our current report on Form 8-K dated and filed with the Commission on April 26, 2004; and

     o the description of our common stock which is contained in our Form 10 (file no. 0-27331) filed with the Securities and Exchange Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, as updated in any amendment or report filed for the purpose of updating such description.

     In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to termination of the offering of the common stock offered hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the respective date of filing of such documents with the Securities and Exchange Commission.

     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement and this prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the registration statement or this prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto, unless such exhibits are specifically incorporated by reference in such documents) are available without charge, upon written or oral request by any person to whom this prospectus has been delivered, by directing such request to FindWhat.com, 5220 Summerlin Commons Blvd., Suite 500, Fort Myers, Florida 33907, Attention: Phillip R. Thune, Chief Operating Officer, Chief Financial Officer, telephone (239) 561-7229.

     We must comply with the informational requirements of the Securities Exchange Act of 1934 and its rules and regulations. Under the Securities Exchange Act of 1934, we must file reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements, and other information can be inspected and copied at:

     Public Reference Room
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549

     You may obtain information on the operation of the Public Conference Room by calling the Commission at 1-800-SEC-0330. You may also obtain copies of our materials by mail at prescribed rates from the Public Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the Commission's home page on the Internet at HTTP://WWW.SEC.GOV.

     Our common stock is listed on the Nasdaq National Market. Accordingly, reports and other information concerning us should be available for inspection and copying at the offices of:

     The Nasdaq Stock Market
     1735 K Street, N.W.,
     Washington, D.C. 20006-1504

     We have filed a registration statement on Form S-3 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to our common stock to be offered by this prospectus. This prospectus constitutes our prospectus filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because selected parts of the registration statement are omitted in accordance with the Commission's rules and regulations. The registration statement and its exhibits are available for inspection and copying as set forth above.

     All information contained in this prospectus regarding FindWhat.com was supplied by us, and all information contained in this prospectus regarding the selling stockholders was supplied by the respective selling stockholders. Neither FindWhat.com, nor the selling stockholders can warrant the accuracy or completeness of information relating to the other party.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

     o general economic and business conditions, both nationally and in our markets,

     o our expectations and estimates concerning future financial performance, financing plans, acquisitions or mergers, and the impact of competition,

     o    our ability to implement our acquisition and growth strategy,

     o    anticipated trends in our business,

     o    advances in technologies, and

     o other risk factors set forth under "Risk Factors" beginning on page 4 in this prospectus.

     In addition, in this prospectus, we use words such as "anticipates", "believes", "plans", "expects", "future", "intends", and similar expressions to identify forward-looking statements.

     We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

     The proceeds from the sale of the shares offered by this prospectus will be received directly by the selling stockholders. We will not receive any proceeds from the sale of the shares offered by this prospectus.

                              SELLING STOCKHOLDERS

     We issued 837,510 shares of our common stock to former stockholders of Comet Systems, Inc. in connection with FindWhat.com's acquisition of Comet Systems, Inc. This prospectus relates to the resale from time to time of up to a total of 837,510 shares of our common stock by the selling stockholders identified in this prospectus. Pursuant to the terms of the financing, we have filed with the Commission under the Securities Act a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares of common stock by the selling stockholders from time to time.

     The selling stockholders have not had a material relationship with us within the past three years. The shares of common stock are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution" on page 17.

     Information regarding beneficial ownership of our common stock by the selling stockholders as of March 31, 2004 follows. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered. The table assumes that the selling stockholders sell all shares offered under this prospectus. We can make no assurance as to how many of the shares offered that the selling stockholders will in fact sell.


------------------------------------------------------------
     Name            Shares        Shares         Shares
       of         beneficially     being       beneficially
    Selling           owned       offered      owned after
  Stockholder     prior to the                 the offering
                    offering
------------------------------------------------------------
    idealab!
    Capital          372,523      372,523          0
 Partners II-A,
       LP
------------------------------------------------------------
 idealab!
 Capital
 Partners II-B,       12,721       12,721          0
 LP;
------------------------------------------------------------
 idealab!
 Capital
 Principals           38,800       38,800          0
 Fund, LP;
------------------------------------------------------------
Prospect Street
 NYC Discovery       107,704      107,704          0
   Fund, L.P.
------------------------------------------------------------
Prospect Street
      NYC             15,911       15,911          0
 Co-Investment
  Fund, L.P.;
------------------------------------------------------------

  James Rosen         45,686       45,686          0
------------------------------------------------------------

Thomas Schmitter      45,686       45,686          0
------------------------------------------------------------
    Scripps          105,568      105,568          0
 Ventures, LLC
------------------------------------------------------------
Hudson Ventures       17,594       17,594          0
------------------------------------------------------------
 Robert Lessin        13,259       13,259          0
------------------------------------------------------------
   Robert H.
 Lessin Venture        5,788        5,788          0
 Capital L.L.C.
------------------------------------------------------------
Carlin Ventures        8,797        8,797          0
------------------------------------------------------------
   Ronald O.           8,797        8,797          0
    Perelman
------------------------------------------------------------
 Value Capital,        8,797        8,797          0
 L.P.
------------------------------------------------------------
   PS Capital          6,629        6,629          0
 Ventures, L.P.
------------------------------------------------------------
   Advantage          17,594       17,594          0
  Capital New
 York Partners
  I, L.P.
------------------------------------------------------------
RHL Ventures LLC       2,100        2,100          0
------------------------------------------------------------
   Daniel E.           3,556        3,556          0
   Sauerhaft
------------------------------------------------------------

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. For purposes of the following description, the term "selling stockholders" includes pledgees, donees, permitted transferees or other permitted successors-in-interest selling shares received after the date of this prospectus from the selling stockholders. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares may be sold, without limitation, by one or more of the following means of distribution:

o a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

o on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o    in privately negotiated transactions;

o    through the settlement of short sales;

o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such methods of sale; and

o    any other method permitted pursuant to applicable law.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling stockholders may effect these transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or the purchasers of the shares for whom the broker-dealer may act as an agent or to whom they may sell the shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

     Broker-dealers and selling stockholders who act in connection with the sale of the shares may be underwriters. Profits on any resale of the shares as a principal by such broker-dealers and selling stockholders and any commissions received by such broker-dealers may be underwriting discounts and commissions under the Securities Act.

     Any broker-dealer participating in transactions as agent may receive commissions from a selling stockholder and, if they act as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at a price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as a principal may resell the shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions, or otherwise at market prices prevailing at the time of sale or at negotiated prices, and may pay to or receive from the purchasers of the shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

o    the name of the broker-dealers;

o    the number of shares involved;

o    the price at which the shares are to be sold;

o the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

o that broker-dealers did not conduct any investigation to verify the information in this prospectus, as supplemented; and

o    other facts material to the transaction.

     In addition, we and the selling stockholders will be subject to applicable provisions of the Exchange Act, including Rule 10b-5 and to the extent we and the selling stockholders are distribution participants, Regulation M. These rules and regulations may affect the marketability of the shares.

     The selling stockholders will pay any commissions associated with the sale of the shares. The shares offered by this prospectus are being registered to comply with contractual obligations, and we have paid the expenses of the preparation of this prospectus. We have also agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act, or, if the indemnity is unavailable, to contribute toward amounts required to pay the liabilities.

                                     EXPERTS

     The consolidated financial statements and schedule of FindWhat.com at December 31, 2003, and for the year then ended, appearing in our Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein, and are incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of FindWhat.com and its subsidiaries as of December 31, 2002, and for each of the years in the two-year period ended December 31, 2002, have been incorporated by reference into this prospectus from our Form 10-K for the fiscal year ended December 31, 2003, in reliance upon the report of Grant Thornton LLP, independent certified accountants, which is also incorporated by reference to this prospectus, and upon the authority of Grant Thornton LLP as experts in accounting and auditing.

     The financial statements of Comet Systems, Inc., as incorporated in this prospectus by reference to our Form 8-K/A dated March 22, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon for us by Porter, Wright, Morris & Arthur LLP, 41 South High Street, Columbus, Ohio 43215.